LIMITED GUARANTEE
This Limited Guarantee, dated as of June 20, 2012 (this “Limited Guarantee”), is made by Sirius Re Holdings, Inc., a Delaware corporation (the “Guarantor”) in favor of PICO Holdings, Inc., a California corporation (“Holdings”), and PICO Investment Corporation, an Ohio corporation (“PICO Investment”, and together with Holdings the “Guaranteed Parties”). Reference is hereby made to that certain Stock Purchase Agreement, by and among the Guaranteed Parties and White Mountains Solutions Holding Company, a Connecticut corporation (“Buyer”), dated as of the date hereof, as may be amended from time to time (the “Purchase Agreement”). Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Purchase Agreement.
1.Limited Guarantee. Guarantor hereby guarantees to the Guaranteed Parties, on the terms and subject to the conditions set forth herein, Buyer's obligations and covenants under the Purchase Agreement, including but not limited to Buyer's obligation to pay the Purchase Price and any adjustments due to Parent when due pursuant to the terms of the Purchase Agreement, or any other amount as may be agreed upon in writing by Buyer, Guarantor and the Guaranteed Parties (the “Guaranteed Obligations”).

2.Terms of Limited Guarantee.

(a)This Limited Guarantee is one of payment, not just collection, and a separate action or actions may be brought and prosecuted against Guarantor to enforce this Limited Guarantee, irrespective of whether any action is brought against Buyer or any other Person or whether Buyer or any other Person is joined in any such action or actions. Guarantor reserves the right to assert any and all defenses which Buyer may have under the Purchase Agreement or any other agreement entered into under or in connection with the Purchase Agreement or the other transactions contemplated by the Purchase Agreement with respect to the payment of the Guaranteed Obligations.

(b)The liability of Guarantor under this Limited Guarantee shall, to the fullest extent permitted under applicable Law, be absolute and unconditional, irrespective of:

(i)any change in the corporate existence, structure or ownership of Buyer or Guarantor or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding of Buyer or Guarantor affecting any of their assets;

(ii)any change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligations, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of the Purchase Agreement or the documents entered into in connection therewith, in each case, made in accordance with the terms thereof;

(iii)the existence of any claim, set-off or other right that Guarantor may have at any time against Buyer, whether in connection with the Guaranteed Obligations or otherwise; or

(iv)any lack or limitation of status or power, incapacity, disability or other legal limitation of Buyer in respect of any Guaranteed Obligations.

(c)In the event that any payment to the Guaranteed Parties in respect of any Guaranteed Obligations is rescinded or otherwise must be (and is) returned to Guarantor for any reason whatsoever, Guarantor shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been made.

(d)To the fullest extent permitted by applicable Law, Guarantor hereby expressly waives any and all rights or defenses related to this Limited Guarantee arising by reason of any applicable Law, including those which would otherwise require any election of remedies by the Guaranteed Parties. Guarantor waives promptness, diligence, notice of acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind, all defenses which may be available by virtue of any stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Buyer or any other Person interested in the transactions contemplated by the Purchase Agreement, and all suretyship defenses generally (other than willful misconduct or fraud, and defenses to the payment of the Guaranteed Obligations that are available to Buyer under the Purchase Agreement or any other agreement entered into, under or in connection with, the Purchase Agreement or the other transactions contemplated by the Purchase Agreement, which defenses shall be available to Guarantor with respect to the Guaranteed Obligations, or breach by the Guaranteed Parties of this Limited Guarantee). Guarantor acknowledges that it will receive substantial direct and indirect benefits from consummation of the transactions contemplated by the Purchase Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(e)Guarantor hereby covenants and agrees that it shall not institute, and shall cause its Affiliates to not institute, any Action or bring any other claim asserting that this Limited Guarantee or any term or condition set forth herein is illegal, invalid or unenforceable in accordance with its terms.

3.Representations and Warranties. Guarantor hereby represents and warrants with respect to itself that this Limited Guarantee constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law). Guarantor hereby represents and warrants that it has the ready, freely available access to funds sufficient to cover the Guaranteed Obligations, and such funds when accessed will be freely available to satisfy the obligations of Guarantor (if any) hereunder. Guarantor agrees to take no action which could reasonably be expected to result in Guarantor having insufficient funds to enable it to fully perform its obligations hereunder.

4.Termination. This Limited Guarantee shall terminate and Guarantor shall have no further obligation under this Limited Guarantee (other than Sections 6 through 13, all of which shall survive such termination) as of the earliest to occur of (i) the valid termination of the Purchase Agreement in accordance with its terms, or (ii) the date that all Guaranteed Obligations have been paid and satisfied in full.

5.Continuing Guaranty. Except to the extent terminated pursuant to the provisions of Section 4 hereof, this Limited Guarantee is a continuing one and shall remain in full force and effect until the payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon Guarantor, its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Guaranteed Parties and their permitted successors, transferees and assigns. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance on the terms of this Section 5.

6.Entire Agreement. This Limited Guarantee, together with the Purchase Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Limited Guarantee.

7.Amendments and Waivers. No amendment or waiver of any provision of this Limited Guarantee shall be valid and binding unless it is in writing and signed, in the case of an amendment, by Guarantor and the Guaranteed Parties or, in the case of waiver, by the party or each of the parties against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Each and every right, remedy and power hereby granted to the Guaranteed Parties or allowed the Guaranteed Parties by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Parties at any time or from time to time.

8.Counterparts. This Limited Guarantee may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Limited Guarantee may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

9.Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of (a) in the case of personal delivery, when actually delivered; (b) in the case of delivery by prepaid overnight courier with guaranteed next day delivery, the day designated for delivery by such courier; (c) in the case of delivery by registered or certified mail, postage prepaid, return receipt requested, five (5) days after deposit in the mails; (d) in the case of transmittal by facsimile, upon receipt by the sender of a printed confirmation of transmittal; or (e) in the case of transmittal by electronic mail, upon receipt by the sender of electronic confirmation of such transmittal, and in each case shall be addressed as follows (or at such other address, facsimile number or e-mail address for a party as shall be specified by like notice):
(a)    If to Guarantor, to:

Sirius Re Holdings, Inc.
628 Hebron Avenue
Building 2, Suite 106
Glastonbury, Connecticut 06033
Facsimile: (860) 368-2010
Attention: Christine H. Repasy, Esquire, General Counsel
E-mail: christine.repasy@wtmreservices.com

and to:

White Mountains Solutions Holding Company
628 Hebron Avenue
Building 2, Suite 106
Glastonbury, Connecticut 06033
Facsimile: (860) 368-2010
Attention: W. Neal Wasserman, President
E-mail: neal.wasserman@wtmsolutionsinc.com

with a copy, which shall not constitute notice to Guarantor, to:

Stevens & Lee, PC
485 Madison Avenue, 20th Floor
New York, New York 10022
Facsimile: (610) 371-7360
Attention: Michael A. Petrizzo, Jr.
E-mail: mapj@stevenslee.com

(b) If to the Guaranteed Parties (which single notice shall constitute notice to both Guaranteed Parties), to:

PICO Holdings, Inc.
7979 Ivanhoe Avenue, Suite 300
La Jolla, CA 92037
Facsimile: (858) 456-6480
Attention: Max Webb, Chief Financial Officer
E-mail: mwebb@picoholdings.com

with a copy, which shall not constitute notice to the Guaranteed Parties, to:
DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, CA 92121
Facsimile: (858) 638-5011
Attention: Neil P. Balmert
E-mail: neil.balmert@dlapiper.com
10.Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Limited Guarantee shall be interpreted and construed in accordance with the Laws of the State of New York, without regard to its conflict of laws principles that would require application of the Laws of a jurisdiction other than the State of New York. The parties hereby irrevocably and unconditionally (a) submit to the exclusive jurisdiction of any State or Federal Court sitting in the Borough of Manhattan, the City of New York (any such court, a “New York Court”), over any Action arising out of or relating to this Limited Guarantee; (b) agree that service of any process, summons, notice or document by the means specified herein shall be effective service of process for any Action brought against such Party in a New York Court; (c) waive any objection to the laying of venue of any such Action brought in a New York Court has been brought in an inconvenient forum; and (d) agree that final judgment in any such Action in a New York Court shall be conclusive and binding upon the Parties and may be enforced in any other courts to whose jurisdiction the Party against whom enforcement is sought may be subject, by suit upon such judgment. IN ADDITION TO THE FOREGOING, EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTY, AND EACH PARTY HEREBY ACKNOWLEDGES THAT SUCH WAIVER IS MADE WITH FULL UNDERSTATING AND KNOWLEDGE OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED HEREBY.

11.No Assignment. Neither this Limited Guarantee nor any of the rights, interests or obligations hereunder shall be assigned by the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Limited Guarantee will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

12.Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Requirements of Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Requirements of Law, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

13.Headings. The headings contained in this Limited Guarantee are for convenience purposes only and shall not in any way affect the meaning or interpretation hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guarantee as of the date first written above.

GUARANTOR

SIRIUS RE HOLDINGS, INC.

By: /s/ Christine H. Repasy
Name: Christine H. Repasy
Title: General Counsel

GUARANTEED PARTIES

PICO HOLDINGS, INC.

By: /s/ James F. Mosier
Name: James F. Mosier
Title: Secretary

PICO INVESTMENT CORPORATION

By: /s/ James F. Mosier
Name: James F. Mosier
Title: Secretary